SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                             Schedule 13G


              Under the Securities Exchange Act of 1934
                         (Amendment No. 8)


                 INTERNATIONAL TECHNOLOGY CORPORATION
                           (Name of Issuer)

                     Common Stock, $1.00 par value
                     (Title of Class of Securities)

                              460465 10 7
                            (CUSIP Number)



    Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d.7.)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                   (Continued on following page(s))






                                  Page 1 of 6 Pages

    CUSIP No. 460465 10 7        13G
                    (As dated February 5, 1985 and
                     as filed February 14, 1985)
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Murray Hutchison
                             ###-##-####

      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a)  __

                                            (b)  X

      3  SEC USE ONLY


      4  CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States


       NUMBER OF
         SHARES
      BENEFICIALLY
     OWNED BY EACH
       REPORTING
      PERSON WITH   5   SOLE VOTING POWER

                                          845,860

                    6   SHARED VOTING POWER
                                           None

                    7   SOLE DISPOSITIVE POWER
                                          845,860

                    8   SHARED DISPOSITIVE POWER
                                           None


      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                   845,860

     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
         Although not excluded from the amount set forth in Row
         (9), Mr. Hutchison disclaims beneficial ownership of 918 shares which he holds as custodian for his children.

     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         15.98% (12.95% if 1,240,457 shares beneficially owned by National Can are deemed outstanding)




                                  Page 2 of 6 Pages

     12  TYPE OF REPORTING PERSON*
                                     IN
                             SCHEDULE 13G
                    (As dated February 5, 1985 and
                     as filed February 14, 1985)

         Item 1(a) Name of Issuer:

                        International Technology Corporation

         Item 1(b) Address   of   Issuer's  Principal   Executive
         Offices:

                        23456 Hawthorne Boulevard
                        Torrance, California 90505

         Item 2(a) Name of Person Filing:

                        Murray H. Hutchison

         Item 2(b) Address of Principal Business Office:

                        23456 Hawthorne Boulevard
                        Torrance, California 90505

         Item 2(i) Citizenship:

                        United States

         Item 2(d) Title of Class of Securities:

                        Common Stock, $1.00 par value

         Item 2(e) CUSIP Number:

                        460465 10 7

         Item 3    Not Applicable


         Item 4    Ownership

         (a)  Amount beneficially owned: 845,860
         (b)  Percent  of  class:  15.98%  (12.95%  if  1,240,457
              shares   beneficially   owned   by   National   Can
              Corporation are deemed outstanding).
         (c)  Number of shares as to which such person has:

              (i)   Sole  power to  vote  or to  direct the  vote:
                    845,860
              (ii)  Shared power  to vote  or to direct  the vote:
                    None

                                  Page 3 of 6 Pages

              (iii) Sole power  to dispose or  to direct  the
                    disposition of:  845,860
              (iv) Shared power to dispose or to direct the disposition of: None

         Item 5    Ownership of Five Percent or Less of a Class:

                        Not Applicable

         Item 6    Ownership of Five Percent or More on Behalf of
                   Another Person:

                        Not Applicable

         Item 7    Identification   and   Classification   of   a
                   Subsidiary Which Acquired  the Security  Being
                   Reported on by the Parent Holding Company:

                        Not Applicable

         Item 8 Identification and Classification of Members of the Group:

                        Not Applicable

         Item 9    Notice of Dissolution of Group:

                        Not Applicable

         Item 10   Certification:

                        Not Applicable


                              SIGNATURE

         After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date:  February 5, 1985                 MURRAY H. HUTCHISON

                                            Murray H. Hutchison









                                  Page 4 of 6 Pages

                           AMENDMENT NO. 8
    CUSIP No. 460465 10 7        13G
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Murray Hutchison
                             ###-##-####

      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a) __

                                            (b)  X

      3  SEC USE ONLY


      4  CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States


       NUMBER OF
         SHARES
      BENEFICIALLY
     OWNED BY EACH
       REPORTING
      PERSON WITH   5   SOLE VOTING POWER

                                         1,379,690

                    6   SHARED VOTING POWER
                                           None

                    7   SOLE DISPOSITIVE POWER
                                         1,379,690

                    8   SHARED DISPOSITIVE POWER
                                           None


      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                  1,379,690

     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
         Although not excluded from the amount set forth in Row
         (9), Mr. Hutchison disclaims beneficial ownership of 918 shares which he holds as custodian for his children.

     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    4.11%

     12  TYPE OF REPORTING PERSON*
                                     IN



                                  Page 5 of 6 Pages

         This Amendment No. 8 to the Statement on Schedule 13G dated February 5, 1985, as amended, relating to shares of the Common Stock, $1.00 par value, of International Technology Corporation (the "Schedule 13G") is filed to reflect the change in number of shares beneficially owned by the undersigned as of December 31, 1993 and the corresponding change in percent of class represented by the number of shares beneficially owned.

         The responses to Items 4 and 5 of the Schedule 13G are hereby amended to read as follows:

         Item 4    Ownership

         (a) Amount beneficially owned: 1,379,690 (includes 122,810 shares of Common Stock of International Technology Corporation which the undersigned has the right to acquire upon exercise of outstanding stock options)
         (b)  Percent of class: 4.11%
         (c)  Number of shares as to which such person has:

              (i)    Sole  power to  vote  or to  direct the  vote:
                     1,379,690
              (ii)   Shared power  to vote  or to direct  the vote:
                     None
              (iii) Sole power to dispose or to direct the disposition of: 1,379,690
              (iv) Shared power to dispose or to direct the disposition of: None


         Item 5    Ownership of Five Percent or Less of a Class:

                        As of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities.


         Except as amended herein, the Schedule 13G remains in full force and effect.

                              SIGNATURE

         After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 8 to the Schedule 13G is true, complete and correct.

    Date:  February 10, 1994                MURRAY H. HUTCHISON
                                            Murray H. Hutchison



                             Page 6 of 6 Pages
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